EXHIBIT 10.8

SEMI-PHOTONICS CO., LTD.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

This Proprietary Information and Inventions Agreement (this “Agreement”) is entered into between me,                , and Semi-Photonics Co., Ltd., a company organized under the laws of Republic of China (Taiwan), and its affiliates (collectively, the “Company”).  In consideration for the compensation received by me for employment with the Company, and effective as of the date that my employment commences, I agree as follows:

1.             Obligations Hereunder Surviving Term and Termination of Employment.  I understand and acknowledge that neither this Agreement nor any agreement entered into between the Company and me shall constitute any agreement, guarantee or promise that my employment with the Company is for any period of time.  My obligations under this Agreement shall survive and continue after any expiration or termination of my employment or this Agreement.

2.             Protection of Confidential Information.  During and after the term of my employment, I will regard and preserve as confidential, and will not divulge to any unauthorized persons, or use for any unauthorized purposes, any information, matter or thing of secret, confidential or private nature connected with the products, services, research, development or business of the Company (“Confidential Information”).  Confidential Information includes, by way of example but not of limitation, such items as know-how, processes, formulae, specifications, data, designs, schematics, pricing or cost information, marketing plans, business plans, strategies, forecasts, projections, telephone lists, personnel information, salary and compensation information, customer and supplier information, research projects, plan for future development and any other information of a similar nature or other information which is not known to the public.  Confidential Information also includes the Work Product (as defined in Section 3.1 below), as well as confidential or proprietary information of a third party to whom Company owes a duty of confidentiality or non-use.

3.             Disclosure and Assignment to Company of Work Product.

3.1           Definition of Work Product.  “Work Product” means any and all ideas, inventions, improvements, discoveries, know-how, techniques and works of authorship and other information and materials relating to light emitting diodes (“LED”) and LED-related products, and to the development, design, manufacture, production, assembly, packaging, marketing, and distribution thereof by the Company, whether or not registrable under applicable laws, that I may develop, conceive, reduce to practice, learn or work on, either alone or jointly with others, during the period of my employment by the Company.  Work Product shall also include, but shall not be limited to, all trade secrets and other information relating to the Company’s business activities and actual or anticipated research and development.  I acknowledge and agree that the Company and its assigns will be the exclusive owner of the Work Product, and all patents, trademarks, copyrights, moral rights and other legal protections in any and all countries (“IP Rights”) for the Work Product.

3.2           Protection of Rights in Work Product.  I agree to, and do hereby, assign to the Company any and all IP Rights in the Work Product.  I further agree to assist the Company in every proper way to perfect and preserve the Company’s ownership of all IP Rights in the Work Product in any and all countries.  My obligation under this Section 3.2 shall continue beyond the termination of my employment.  In the event the Company is unable to secure my signature, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute, verify and file any documents and perform any act to further the purposes of this Section 3.2 with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any IP Rights assigned hereunder to the Company.

4.             No Conflicting Obligations.

4.1           No Conflict of Interest.  I acknowledge and agree that, during my employment with the Company, I am not permitted to engage in any outside business activity, including consulting services, outside employment, investment in, and providing times or to any entity that buys from, sells or provide services to, or competes with the Company.  I am also not permitted to engage in any activity not relating to the Company’s business that utilizes the Company’s equipment or Confidential Information.

4.2           No Breach of Other Obligations.  I represent that my performance of all the terms of this Agreement and that my employment by the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company.  In particular, I will not disclose to Company, or induce Company to use, any confidential information or material in violation of the rights of my former employer or any third party.  I represent and warrant that I have returned all property and confidential information belonging to all prior employers.  I have not entered into, and I agree I will not enter into, any agreement (either written or oral) in conflict with this Agreement.  If I leave the employ of the Company, I consent to the notification of my new employer of my rights and obligations under this Agreement.

5.             Dispute Resolution Procedure.  I agree that any dispute arising out of or related to the employment relationship between me and the Company, including the termination of that relationship, shall be resolved in accordance with the dispute resolution procedures as might be set forth in an employment agreement between me and the Company.

6.             Miscellaneous Clauses.  This Agreement, together with my employment agreement with the Company, constitutes the entire agreement, and supersedes all previous or contemporaneous agreements or representations between the Company and me with regard to its subject matter.  These Agreements cannot be modified or waived unless in writing, signed by me and an authorized officer of the Company (or his or her designee).  If any term or provision of the Agreement is declared invalid, illegal or unenforceable, all remaining provisions will continue in full force and effect.  This Agreement is governed by and construed in accordance with the laws of the Republic of China, excluding that body of law known as conflicts of law.  This Agreement is made both in both English and Chinese.  The English version shall control in all interpretation, proceedings and deliberation in the event of discrepancy between the English and Chinese versions.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.  I understand that notwithstanding the date of execution, this Agreement is effective as of the date my employment relationship with the Company commenced or will commence.

SEMI-PHOTONICS CO., LTD.
[Print name]

/s/	By:
[Signature]	Title:

Address:

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